UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 29, 2005

KEMET Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-20289	57-0923789

(State or other jurisdiction)	(Commission File Number)	(IRS Employer Identification No.)

2835 KEMET Way, Simpsonville, SC		29681

(Address of principal executive offices)		(Zip Code)

Registrants telephone number, including area code: (864) 963-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Greenville, South Carolina (September 26, 2005) - KEMET Corporation (NYSE:KEM) today announced a strategic alliance with Taiyo Yuden Co., Ltd. that represents an expansion of their historic relationship.  The two companies have been engaged as business and technical partners at various levels since 1997.

Taiyo Yuden and KEMET will work together utilizing their respective best practices in the areas of manufacturing, technology, marketing, and customer support expertise to better serve the industry, reduce costs, increase market share, and expand market penetration.  As a key feature of this alliance, each company will have the right to market and sell the other’s products, thus mutually expanding their product portfolio for both current and future customers.  Furthermore, the alliance is designed to combine the industry-leading product development and manufacturing strengths of Taiyo Yuden with KEMET’s industry-leading customer service and logistics, thereby bringing the combined strengths of both companies to the market.

The alliance is structured such that Taiyo Yuden and KEMET will continue to offer independent and competitive pricing to the industry.  The companies believe that this alliance will reinforce their respective positions as the preferred passive component suppliers to the leading global electronic designers and manufacturers.

 “We are very impressed with the product development and manufacturing abilities of Taiyo Yuden and are pleased to have access to these resources,” said Mr. Per-Olof Loof, KEMET’s Chief Executive Officer.  “We believe the combination of Taiyo Yuden’s extensive product portfolio and our easy-to-buy-from (“ETBF”) customer service and logistics capabilities will be well received by the market.”

Mr. Tomiji Kobayashi, Taiyo Yuden’s President and Chief Executive Officer stated, “We are very pleased with the expansion of our relationship with KEMET.  We are delighted to have KEMET’s recognized world-class customer service and ETBF reputation to help us better serve the industry.  We consider this alliance to be an excellent alignment of our companies’ respective strengths, and one which will make us a powerful force in the market.”

Taiyo Yuden and KEMET see this alliance as a logical progression in their relationship, and plan to expand the alliance further to develop new materials and products as well as new applications for current product offerings.

Signature

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 29, 2005
KEMET Corporation

/S/ D. E. Gable

David E. Gable
Senior Vice President and
Chief Financial Officer